Exhibit 4.3

FIRST AMENDMENT TO RIGHTS AGREEMENT

This FIRST AMENDMENT TO RIGHTS AGREEMENT (the “Amendment”) is dated as of February 18, 2014 and amends that certain Rights Agreement, dated as of December 19, 2005 (the “Rights Agreement”), by and between dELiA*s, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company LLC, a New York limited liability trust company (the “Rights Agent”). Capitalized terms used but not otherwise defined in this Amendment have the respective meanings set forth in the Rights Agreement.

RECITALS:

WHEREAS, the board of directors of the Company determined it is in the best interests of the Company and its stockholders to amend the Rights Agreement on the terms set forth herein;

WHEREAS, in accordance with Section 27 of the Rights Agreement and subject to certain provisions of that section, for so long as the Rights are then redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of the Rights;

WHEREAS, the Rights Agent is hereby directed to join in the amendment to the Rights Agreement as set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Amendment of the Rights Agreement.

(a)	Section 1 of the Rights Agreement is hereby amended as follows:

(i) The definition of “Acquiring Person” is hereby amended and restated to read as follows:

“(a) “Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall become the Beneficial Owner of fifteen percent (15%) or more (or more than 30% with respect to an Excluded Shareholder or 19.99% with respect to a Valinor Shareholder or a Flatbush Shareholder) of the shares of Common Stock then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan; provided, however, that (i) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person” inadvertently became the Beneficial Owner of a number of shares of Common Stock such that the Person would otherwise qualify as an “Acquiring Person” (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of Common Stock that would otherwise cause such Person to be an “Acquiring Person” or (B) such Person was aware of the extent of its Beneficial Ownership of Common Stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement), without any intention of changing or influencing control of the Company, then the Board may determine that such Person shall not be deemed to be or to have become an “Acquiring Person” for any purposes of this Agreement unless and until such Person shall have failed to divest itself, as soon as practicable (as determined, in good faith, by the Board of Directors of the Company), of Beneficial Ownership of a sufficient number of shares of Common Stock so that such Person would no longer otherwise qualify as an “Acquiring Person”; (ii) if, as of the date of the first public announcement of the adoption of this Agreement, any Person is the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock outstanding, such Person shall not be deemed to be or to become an “Acquiring Person” unless and until such time as such Person shall, after the first public announcement of the adoption of this Agreement, become the Beneficial Owner of an additional 1% or more of the shares of Common Stock outstanding (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), unless, upon becoming the Beneficial Owner of such additional shares of Common Stock, such Person is not then the Beneficial Owner of fifteen percent (15%) or more (or more than 30% with respect to an Excluded Shareholder or 19.99% with respect to a Valinor Shareholder or a Flatbush Shareholder) of the shares of Common Stock then outstanding; and (iii) no Person shall become an “Acquiring Person” as a result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares of Common Stock beneficially owned by such Person to fifteen percent (15%) or more (or more than 30% with respect to an Excluded Shareholder or 19.99% with respect to a Valinor Shareholder) of the shares of Common Stock then outstanding; provided, however, that if a Person shall become the Beneficial Owner of fifteen percent (15%) or more (or more than 30% with respect to an Excluded Shareholder or 19.99% with respect to a Valinor Shareholder or a Flatbush Shareholder) of the shares of Common Stock then outstanding by reason of such share acquisitions by the Company and shall thereafter become the Beneficial Owner of an additional 1% or more of the shares of Common Stock outstanding (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), then such Person shall be deemed to be an “Acquiring Person” unless upon becoming the Beneficial Owner of such additional shares of Common Stock such Person does not beneficially own fifteen percent (15%) or more (or more than 30% with respect to a Excluded Shareholder or 19.99% with respect to a Valinor Shareholder or a Flatbush Shareholder) of the shares of Common Stock then outstanding. For all purposes of this Agreement, any calculation of the number of shares of Common Stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding shares of Common Stock of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act (as such term is hereinafter defined).”

(ii) Two new defined terms are hereby added at the end of Section 1 of the Rights Agreement as follows:

“(rr) “Flatbush Shareholders” shall mean, collectively, Flatbush Watermill, LLC and its Affiliates and Associates.

(ss) “Valinor Shareholders” shall mean, collectively, Valinor Management, LLC and its Affiliates and Associates.”

(iii) Subparagraph (iii) of Section 1(e) of the Rights Agreement is hereby amended to add the following before the period at the end of that Section:

“; and provided, further, that the voting agreement of the Flatbush Shareholders and the Valinor Shareholders contained in Section 4.11(a) of that certain Securities Purchase Agreement entered into by and among the Company and the investors listed on the signature pages thereof shall not be considered to be an agreement for the purpose of purpose of acquiring, holding, voting or disposing of securities of the Company for purposes of this subparagraph (iii)”.

2. Outside Date for Closing of Transactions under Securities Purchase Agreement. If the sale by the Company of its securities to, and the purchase of securities from the Company by, the Valinor Shareholders pursuant to that certain Securities Purchase Agreement proposed to be entered into by and among the Company and the investors listed on the signature pages thereof shall not have been consummated by February 28, 2014, then this Amendment shall be of no further force and effect, and the Rights Agreement shall remain exactly the same as it existed immediately prior to execution of this Amendment. The Company shall notify the Rights Agent promptly if such sale and purchase of securities shall not have been so consummated.

3. No Other Amendment; Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto shall remain in full force and effect in all respects without any modification. By executing this Amendment below, the Company certifies that this Amendment has been executed and delivered in compliance with the terms of Section 27 of the Rights Agreement. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment shall govern.

4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

dELiA*s, INC.

By:	/s/ David J. Dick
Name:	David J. Dick
Title:	Chief Financial Officer and Treasurer

AMERICAN STOCK TRANSFER & TRUST COMPANY LLC, as Rights Agent

By:	/s/ Paula Caroppoli
Name:	Paula Caroppoli
Title:	Senior Vice President

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